Exhibit 10.1
EMPLOYMENT AGREEMENT
    This Employment Agreement (“Agreement”), dated as of February 9, 2021 and effective for all purposes as of the Effective Date, is by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (“Parent”) with an address at 968 James Street, Syracuse, New York 13203, and CARL HAUCH (“Employee”):

W I T N E S S E T H:
WHEREAS, the Parent desires to employ the Employee on the terms and conditions set forth herein; and
WHEREAS, the Employee desires to be employed by the Parent on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, it is agreed by and between the parties as follows:
1.DEFINITIONS
For purposes of this Agreement, unless the context requires otherwise, the following words and phrases shall have the meanings indicated below:
“Affiliate” and “Affiliates” shall mean an entity or entities controlled by, controlling or under the common control with the entity in question.
“Change of Control” shall mean and shall have occurred or be deemed to have occurred only if any of the following events occur:
(a)The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of Parent that represent 50% or more of the combined voting power of Parent’s then outstanding voting securities, other than:
(i)An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Parent or any person controlled by Parent or by any employee benefit plan (or related trust) sponsored or maintained by Parent or any person controlled by Parent; or
(ii)An acquisition of voting securities by Parent or a corporation owned, directly or indirectly by all of the stockholders of Parent in substantially the same proportions as their ownership of the stock of Parent.
Notwithstanding the foregoing, the following events shall not constitute an acquisition by any person or group for purposes of this subsection (a): an acquisition of Parent’s securities by Parent which causes Parent’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of Parent’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of Parent’s then outstanding voting securities by reason of share acquisitions by Parent as described above and shall, after such share acquisitions by Parent, become the beneficial owner of any additional voting securities of Parent, then such acquisition shall constitute a Change of Control; or

(b)individuals who, as of the Effective Date, constitute the Board of Directors of Parent (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Parent, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Parent) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
(c)The consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:
(A)    Which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s assets or otherwise succeeds to the business of Parent (Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
(B)    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction; or
(d)a sale or disposition of all or substantially all of Parent’s assets; or
(e)The Parent’s stockholders approve a liquidation or dissolution of the Parent.
“Cause” shall mean: (i) the commission by Employee of a felony; (ii) the unauthorized disclosure of confidential proprietary information of Parent or any of the Companies or of any of the Companies’ franchisors which disclosure Employee knows or reasonably should have known would be reasonably likely to result in material damage to Parent or any of the Companies, or any of the Companies’ franchisors; (iii) the breach by Employee of any material provision of this Agreement, which breach, if curable, is not remedied within thirty (30) days after Employee’s receipt of written notice thereof provided, however, that Parent need not permit Employee to cure any breach which has been the subject of a prior written notice; (iv) the engagement in material self-dealing in breach of fiduciary duties with respect to Parent’s or any of the Companies’ assets or properties unless disclosed to and approved by the disinterested members of the Board of Directors of Parent; (v) an act of gross misconduct in connection with Employee’s duties hereunder; or (vi) chronic alcohol or drug abuse rendering Employee incapable of carrying out his duties hereunder as determined in good faith by the Board of Directors of Parent continuing after Employee is given a reasonable opportunity to obtain medical or other appropriate treatment or rehabilitation.
“Company” and “Companies” shall mean the Parent and any and all present or future direct and indirect Affiliates of Parent and their respective successors and assigns (whether by operation of law or otherwise).
“Effective Date” shall mean February 15, 2021.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Disabled” means the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Good Reason” shall mean (i) the material failure of any of the Companies to comply with the provisions of this Agreement which failure shall not cease promptly and in no event more than thirty (30) days after receipt by any of the Companies of written notice from Employee objecting to such conduct; (ii) any termination by Parent or any of the Companies of Employee’s employment other than as expressly permitted in this Agreement; or (iii) the assignment to Employee of duties and responsibilities materially inconsistent with those duties and responsibilities customarily assigned to individuals holding the position of Vice President and Chief Operating Officer of a company of comparable size or the substantial reduction by Parent or any of the Companies of Employee’s duties and responsibilities and, if curable, not remedied by any of the Companies within 30 days after receipt of written notice.
“Mandatory Arbitration Agreement” shall mean that certain Agreement for Resolution of Disputes Pursuant to Binding Arbitration between the Parent and the Companies on the one hand and the Employee on the other, all as more fully as set forth on Exhibit A attached hereto and made a part hereof.
“2016 Stock Plan” shall mean the Carrols Restaurant Group, Inc. 2016 Stock Incentive Plan together with all current and future amendments thereto, and any future plan that may be adopted by the Company in replacement thereof or as a successor thereto during the Term.
2.REPRESENTATIONS AND WARRANTIES
Employee represents and warrants that he is not subject to any restrictive covenants or other agreements or legal restrictions in favor of any person or entity which would in any way preclude, inhibit, impair, limit or be violated by his employment hereunder or the performance of his duties, as contemplated herein.

3.EMPLOYMENT
Parent hereby employs Employee and Employee accepts such employment as Vice President and Chief Operating Officer of Parent and its Affiliates as of the Effective Date. As its Vice President and Chief Operating Officer, Employee shall render such services to Parent and its Affiliates and shall have such duties, authority, and responsibilities as shall be determined from time to time by the Parent’s Chief Executive Officer (“CEO”), which service, duties, authority, and responsibilities are consistent with the Employee’s position and the certificate of incorporation and by-laws of Parent. During the Term, Employee may be elected and shall serve, if so elected, as a member of the Board of Directors of any of Affiliates of the Parent as may from time to time be prescribed by the Board of Directors of Parent. Employee accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee, shall perform and discharge the duties that may be assigned to him from time to time by the CEO in an efficient, trustworthy and businesslike manner. In addition, during the Term, the Employee shall devote substantially all of Employee's business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors of the Parent. Notwithstanding the foregoing, it is specifically agreed that the Employee will be permitted to (i) serve on corporate, civic or charitable boards or committees; (ii) engage directly or indirectly, in activities with other public or private companies or ventures; and (iii) make investments in any capacity whatsoever, provided only that, such activities described in clauses (i), (ii), and (iii) or any of them do not (1) impair Employee’s performance of his duties or otherwise violate or result in a breach of the terms and provisions of Section 11 hereof, (2) interfere with the performance of the Employee’s duties and responsibilities to the Parent and the Companies as provided in this Agreement, and (3) are disclosed to the Parent in accordance with the Company's Code of Business Ethics and Conduct and Code of Ethics for Executives & Principal Financial Employees (including all updates, additions, amendments, and replacements to each made during the Term) and would not otherwise violate or conflict with any other policy or code of the Company.
4.PLACE OF EMPLOYMENT
During the Term, Employee shall render services where and as reasonably required by the Parent. The Employee shall relocate to Charlotte, North Carolina on or before June 15, 2021. For clarification and the avoidance of doubt, relocation by the Employee to Charlotte, North Carolina on or before June 15, 2021 is a material provision of this Agreement as defined in subparagraph (iii) of “Cause” in this Agreement. In conformance with the foregoing and not in limitation thereof, Employee agrees to take such trips as shall be consistent with or reasonably necessary in connection with his duties. Parent shall furnish Employee at Employee’s principal office with an office and secretarial help and such other assistance, facilities and services consistent with Employee’s position and necessary for the adequate performance of his duties.
5.TERM
Subject to the provisions of Section 10 hereof, the term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2021 (the “Initial Term”). This Agreement shall thereafter be automatically renewed for successive additional one-year periods (each additional one-year period a "Renewal Period") commencing on January 1 and ending in December 31 of each Renewal Period and otherwise on all the remaining terms and conditions set forth herein, unless either party elects not to renew this Agreement by giving written notice to the other at least thirty (30) days before a scheduled expiration date. The Initial Term of this Agreement together with any such Renewal Periods are collectively referred to herein as the “Term.”
6.COMPENSATION
(a)As compensation for all services rendered and to be rendered by Employee hereunder and the fulfillment by Employee of all of his obligations herein, Parent shall pay or cause to be paid to Employee, during the Term, a base salary (the “Base Salary”) at the rate of $550,000 per annum (prorated for periods that are less than one year) payable in accordance with Company customary payroll practices. Employee’s Base Salary shall be subject to an annual increase at the sole discretion of the Compensation Committee of the Board of Directors of Parent.
(b)Employee will participate in the Executive Bonus Plan of Company (as established by and at the sole discretion of the Compensation Committee of the Board of Directors of Parent from time to time, the “Executive Bonus Plan”). Notwithstanding any provision contained herein or in the Executive Bonus Plan to the contrary, no amendment to the Executive Bonus Plan shall have a material adverse impact solely on Employee. If the Executive Bonus Plan is discontinued, Parent agrees to establish a plan which will provide similar potential benefits based upon similar performance measurements to Employee.
(c)Employee will also be eligible to participate in all phantom and/or actual stock option or other equity incentive programs applicable to executive employees as determined by the Compensation Committee of the Board of Directors of Parent in its sole discretion. As a material inducement for entry into this Agreement and to commence employment with the Parent, on the first business day following the filing date of Parent's Annual Report on Form 10-K for the fiscal year ended January 3, 2021 with the Securities and Exchange Commission, Employee will receive a grant of 250,000 shares of the Parent’s restricted common stock, vesting annually over three (3) years at the rate of 34% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 33% on the third anniversary of the grant, and will otherwise will be subject to terms and conditions set by the Compensation Committee of the Board of Directors of Parent pursuant to the Restricted Stock Inducement Award Agreement by and between the Parent and the Participant, the form of which is attached hereto as Exhibit C. Provided this Agreement is renewed as set forth in Section 5 and not otherwise terminated and the Employee is employed by the Parent or any of the Companies, Employee will receive additional restricted common stock grants on: (i) January 15, 2022 in the amount of 125,000 shares vesting annually over three (3) years at the rate of 34% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 33% on the third anniversary of the grant, and will otherwise subject to terms and conditions set by the Compensation Committee of the Board of Directors of Parent and under the 2016 Stock Plan; and (ii) January 15, 2023 in the amount of 125,000 shares vesting annually over three (3) years at the rate of 34% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 33% on the third anniversary of the grant, and will otherwise be subject to terms and conditions set by the Compensation Committee of the Board of Directors of Parent and under the 2016 Stock Plan.

(d)Within thirty (30) days after the Effective Date, Parent will pay Employee a cash sign on bonus of $120,000 in lieu of any payments for costs or expenses of Employee’s relocation set forth in Section 4 of this Agreement. In addition Parent shall reimburse Employee for temporary lodging expenses incurred through the earlier of (i) the Employee’s relocation to Charlotte, North Carolina or (ii) June 15, 2021.
(e)Parent shall deduct from the compensation described in (a), (b), (c), and (d) above, any federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by Parent or any of the Companies pursuant to any federal, state or city laws, rules or regulations.
(f)Any compensation otherwise payable to Employee pursuant to this Section in respect of any period during which Employee is disabled (as contemplated in Section 10) shall be reduced by any amounts payable to Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by Company.
7.BUSINESS EXPENSES
(a)Parent shall pay, on behalf of Employee, or reimburse Employee, for all dues to professional societies and other organizations as are customarily joined by individuals holding the position of Vice President and Chief Operating Officer of businesses similar to the Companies. Such dues shall be paid or reimbursed no later than March 15th of the calendar year immediately following the calendar year in which such dues are payable.
(b)The Parent agrees that Employee is authorized to incur reasonable expenses in the performance of his duties hereunder and agrees that all reasonable expenses incurred by Employee in the discharge and fulfillment of his duties, as set forth in Section 3, will be promptly reimbursed or paid by the Parent upon written substantiation signed by Employee, itemizing said expenses and containing all applicable vouchers. Employee shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses and the costs of attending conferences and seminars, so long as such expenses relate to Employee’s ability to serve the best interests of the Companies. In addition, within 30 days of the rendition of the applicable invoices, Parent shall reimburse Employee annually for the reasonable costs incurred by Employee in tax planning and tax return preparation in an annual amount not to exceed $10,000. Notwithstanding anything herein to the contrary, expenses that are reimbursable under this Section 7(b) shall be reimbursed no later than March 15th of the calendar year immediately following the calendar year in which such expenses are incurred.
8.BENEFITS AND INSURANCE
    Parent agrees that, during the Term, Employee and Employee’s eligible dependents (as defined by applicable Company plan documents) will be eligible to participate in Medical, Dental, Vision, Flexible Spending Account, Health Savings Account and Life Insurance plans and all other insurance policies and benefits under all pension and welfare benefit plans (including, without limitation group life, medical, major medical and disability insurance) that the Companies may maintain and keep in force during the Term for the benefit of Companies’ employees, subject to the terms, provisions and conditions of such pension and welfare benefit plans or insurance and the agreements with underwriters relating to same (collectively the “Benefit Plans”). All Benefit Plans shall be subject to and governed by applicable Company plan documents. Employee’s participation in Benefits Plans shall be at Employee’s election and will be effective March 1, 2021, provided Employee enrolls on the Company Benefits Portal in compliance with applicable Company plan documents. Employee will also be eligible for the short-term and long-term disability plans as offered by the Companies (collectively the “Disability Plans”). Disability Plans shall be subject to and governed by applicable Company plan documents. Employee’s participation in any of the Disability Plans shall be at the Employee’s election and will be effective June 1, 2021 provided Employee enrolls on the Company Benefits Portal in compliance with applicable Company plan documents. Employee’s share of the cost for the Benefit Plans and Disability Plans elected by Employee will be deducted by the Company from the compensation described in Sections 6(a), 6(b), and 6(c) of this Agreement.
9.VACATION
    Employee shall be entitled to an aggregate of three (3) weeks paid vacation during each year of the Term at time or times reasonably agreeable to both Employee and CEO, it being understood that any portion of such vacation not taken in such year shall not be available to be taken during any other year. At the end of Employee’s tenth year of employment, Employee will be eligible for four (4) weeks of vacation. Employee will also be eligible for two (2) floating days each year. In the event of Employee’s termination or separation from employment with the Companies, any payment for unused vacation will be based on the Company vacation policy in effect at the time of termination or separation.

10.TERMINATION; CHANGE OF CONTROL; DEATH; DISABILITY
(a)Subject to the provisions of this Agreement, either Parent, on the one hand, or Employee, on the other hand, may terminate the employment of Employee after receipt of written notice by the other party hereto provided that all applicable cure periods have expired if Parent terminates the employment of Employee for Cause or Employee terminates his employment with Good Reason.
(b)If within twelve (12) months following a Change of Control occurring during the Term, the employment of Employee hereunder is terminated without Cause or Employee terminates his employment for Good Reason, Employee shall be paid: (1) 30 days after such termination of employment, his accrued but unpaid Base Salary and vacation as of the date of termination; (2) any amounts the Employee may be entitled to pursuant to the Carrols Corporation & Subsidiaries Amended and Restated Deferred Compensation Plan then in effect (the “Deferred Compensation Plan”) at such times as provided under the Deferred Compensation Plan; and (3) a lump sum cash payment on the six-month anniversary of such termination of employment, in an amount equal to 2 multiplied by the average of the sum of the Base Salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination (the “Five-Year Compensation Average”).

(c)If Parent (1) during the Term enters into a binding written agreement to engage in a transaction which, if consummated, would result in a Change of Control; (2) such transaction is consummated within twelve (12) months after the last date of the Term; and (3) subsequent to entering into such agreement Parent terminates employment of Employee without Cause or Employee terminates his employment for Good Reason, Parent shall pay to Employee an amount equal to the payment set forth in Section 10(b) hereof.
(d)If Employee terminates his employment pursuant to Section 10(a) hereof without Good Reason or Parent terminates the employment of Employee hereunder for Cause, Parent’s only obligations hereunder shall be to pay to Employee (1) 30 days after such termination of employment, his accrued but unpaid Base Salary and vacation pay as of the date of termination plus (2) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan. In the event of such termination, Employee shall have no further obligation to perform services for Parent or any of the Companies.
(e)Other than in the case of Employee receiving benefits under paragraph (b) above following a Change of Control, if Parent terminates employment of Employee hereunder without Cause, or Employee terminates his employment for Good Reason, Parent shall pay to Employee (1) 30 days after such termination of employment, his accrued but unpaid Base Salary and vacation pay as of the date of termination; (2) on the six-month anniversary of such termination of employment, a lump sum cash payment in an amount equal to 2 multiplied by Employee’s Five Year Compensation Average (as defined above); (3) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan; and (4) not later than March 15th of the calendar year following the year in which the Employee’s employment terminates, a pro rata portion of the annual bonus for the year in which Employee’s employment is terminated payable under the terms of the Executive Bonus Plan.
(f)If Employee becomes Disabled, Parent may give Employee written notice of its intention to terminate the services of Employee hereunder. In such event, Employee’s employment shall terminate effective on the thirtieth (30th) day after receipt of such notice by Employee (the “Disability Effective Date”) provided Employee shall not have returned to the performance of Employee’s duties. In the event Employee’s employment is terminated by reason of disability, Parent’s only obligations hereunder shall be (1) to continue the Base Salary (at the rate in effect on the Disability Effective Date) for a period of two (2) years; (2) to pay, no later than March 15th of the calendar year following the year in which the Disability Effective Date occurs, a pro rata portion of the annual bonus for the year in which Employee’s employment is terminated payable under the terms of the Executive Bonus Plan; and (3) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan.
(g)In the event of Employee’s death during the Term, Parent shall pay to his spouse, if he is survived by a spouse, or if not, to the estate of Employee, (1) 30 days after Employee’s death, Employee’s accrued and unpaid Base Salary (at the rate in effect on the date of death) as of the date of death; (2) no later than March 15th of the calendar year following the calendar year of Employee’s death, a pro rata share of the annual bonus for the year of his death payable under the terms of the Executive Bonus Plan; and (3) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan in the manner prescribed by the executor of Employee’s estate.

(h) In the event that the Parent or Employee elects not to renew the Term of this Agreement as provided in Section 5 of this Agreement for any reason other than for Cause or Good Reason, the Parent shall (1) pay to the Employee his accrued but unpaid Base Salary for the year in which the Term ended; (2) pay to the Employee any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan; and (3) pay to the Employee not later than March 15th of the calendar year following the year in which the Term ends, the annual bonus for the year in which the Term ended payable under the terms of the Executive Bonus Plan (exclusive of any awards under the 2016 Stock Plan). Notwithstanding anything to the contrary herein, an election to not renew the Term of this Agreement by the Parent pursuant to this Section 10(h) of this Agreement shall not be deemed a termination without Cause pursuant to Section 10(e) of this Agreement.
(i)As a prerequisite to Employee receiving the severance benefits set forth in this Section 10, Employee must execute, deliver to the Parent, and not revoke (to the extent the Employee is allowed to do so) a release (“Release”) within forty-five (45) days of the date of the Employee’s termination of employment (the “Release Period”). The Release shall be in the form set forth in Exhibit B attached hereto and made a part hereof. Notwithstanding anything to the contrary in this Agreement, if the Release Period straddles two calendar years, no severance benefits shall be paid to the Employee until the second calendar year (with any missed severance payments being paid to the Employee on the first payroll date occurring in the second calendar year).
(j)Notwithstanding anything in this Agreement to the contrary, in the event that any payment pursuant to the terms of this Agreement or otherwise in connection with Employee's employment with the Parent (the "Payments"), would constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), such Payments shall be reduced to the largest amount as will result in no portion of the such payment being subject to the excise tax imposed by Section 4999 of the Code (the "Reduced Payment"), provided however, no reduction to the Payments shall occur if the Payments, prior to any such reduction, less any excise tax which would be imposed on such Payments pursuant to Section 4999 of the Code, would be greater than the Reduced Severance Payment. The determination of any reduction in the Payments pursuant to the foregoing provision shall be made by independent counsel to the Parent in consultation with the independent certified public accountants and/or auditors of the Parent.
11.RESTRICTIVE COVENANTS
(a)During the Term and for a period of two years following termination of this Agreement, Employee (i) will not violate or cause Parent or any of the Companies to violate the terms of any agreement, including any franchise agreement, which any of the Companies is obligated under, except with the express written consent of the duly empowered officer of Parent or pursuant to an order of a court of competent jurisdiction; and (ii) will not divulge or use any confidential information the effect of which would be injurious to Parent or any of the Companies without the prior written consent of a duly empowered officer of Parent or During the Term and for a period of two years following termination of Employee’s employment hereunder (the “Restricted Period”), Employee will not solicit or employ any person, who was employed by Parent or any of the Companies within six months prior to the termination of Employee’s employment, in any business in which Employee has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. The preceding sentence shall not prohibit Employee from hiring any person whose employment is terminated involuntarily by Parent or any of the Companies during the Term or at any time thereafter provided that such hiring shall not occur until after Employee’s termination of employment hereunder.
(b)In view of the unique and valuable services it is expected Employee will render to Parent and the Companies, and in consideration of the compensation to be received hereunder, Employee agrees (i) that he will not, during the period he is employed by Parent under this Agreement or otherwise, Participate In (as defined below) any other business or organization, which is engaged in the Retail Fast-Food Restaurant Business (as defined below), and (ii) for a period of two years after he ceases to be employed by Parent under this Agreement, he will not compete with or be engaged in the Retail Fast-Food Restaurant Business or Participate In any other business or organization which during such two year period is engaged in the Retail Fast-Food Restaurant Business within the Area (as defined below), except that in each case the provisions of this Section 11(b) will not be deemed breached merely because Employee owns not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange, is listed or reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.
(c)During Employee’s employment with the Company, Employee may learn information that is confidential to the Company (“Confidential Information”). Such Confidential Information includes, but is not limited to, trade secrets; acquisition, merger, or business development plans or strategies; advertising and promotional programs and plans from any source; financial or statistical data; sales information; customer information including information relating to customer product preference and sales volume; sales and marketing plans and strategies; pricing strategies and reports; legal documents and records; personnel information; nonpublic material relating to Company’s relationship with its franchisor; and any other information of a similar nature that is not known or made available to the public which, if misused or disclosed, could adversely affect the business of the Company. Confidential Information includes any such information that Employee may prepare or create during Employee’s employment with the Company, as well as such information that has been or may be prepared or created by others and provided or communicated to Employee.
(i)Employee agrees that Employee will not disclose any Confidential Information to any person (including any of the Company’s employees who do not need to know such Confidential Information), agency, institution, or other entity, and will not use any Confidential Information in any way, except as required by Employee’s duties with the Company or by law, unless Employee first obtains written consent from the President/CEO of the Parent. Employee acknowledges that, if he becomes employed by, or works as a representative or contractor for, a competitor of the Company, disclosure of Confidential Information Employee possesses is inevitable.
(ii)Employee agrees to return any and all Confidential Information and property of the Company in Employee’s possession upon or immediately after the termination of Employee’s employment with the Company. This includes all Confidential Information recorded on any computer or smartphone, or any other communication device, whether owned by Employee or someone else. Employee is not to retain any Confidential Information on any medium whatsoever. Employee expressly authorizes Company to allow review of any such device to assure Company that Employee has not retained any Confidential Information and specifically agrees to produce such devices to Company for a reasonable time so that Company can have said devices analyzed for Confidential Information.
(iii)An individual shall not be held criminally or civilly liable under any Federal or State trade secret for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official or to an attorney solely for the purpose of investigating or reporting a suspected violation of law. An individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret in the Court proceeding, if the individual files any document containing the trades secret under seal, and does not disclose the trade secret, except pursuant to Court order.
(d)As used in this Agreement, the term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in.”
(e)As used in this Agreement, the term "Retail Fast-Food Restaurant Business" shall mean any restaurant which either does not offer waiter or waitress table service or which has a drive-thru or walk-up service window.
(f)As used in this Agreement, the term “Area” shall mean, at any particular time, any location within a 100 mile radius of any site at which any of the Companies is engaging in the retail fast-food business or, at the time of termination of employment, intends to engage in the retail fast-food business.
(g)The parties hereto, recognizing that irreparable injury will result to Parent and the Companies, their respective business and property in the event of Employee’s breach of the Employee restrictive covenants, non-competition, and confidentiality provisions, agree that in the event of any such breach by Employee, Parent or any of the Companies will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Employee, Employee’s partners, agents, servants, employers, employees, and all persons acting for or with Employee. Employee represents and admits that in the event of termination of this Agreement, Employee’s experience and capabilities are such that Employee can obtain employment in a business engaged in other lines and/or of a different nature than the business of Parent or the Companies, and that the enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood.
12.INDEMNIFICATION
To the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented (“Section 145”) and Article Eighth of Parent’s Amended and Restated Certificate of Incorporation, as amended, as in effect as of the Effective

Date, each of Parent and the Companies shall indemnify Employee and hold him harmless from and against any and all of the expenses, liabilities or other matters referred to or covered in said section and certificate of incorporation (collectively, “Liabilities”) if any of such Liabilities are incurred or suffered by Employee as a result of, arising out of or in connection with his employment by Parent or any of the Companies, provided however, that Employee acknowledges that he is not entitled to the indemnity referred to above (either as set forth in Parent’s certificate of incorporation or in this Agreement), to the extent a dispute arises between Parent or any Company on the one hand and Employee with respect to his conduct as an Employee, or any claim that may arise either directly or indirectly with respect to the breach of any terms and conditions of this Agreement. In addition to the indemnification, as provided in Section 145, Company shall advance expenses, including reasonable attorneys’ fees, of Employee. The indemnification and advancement of expenses provided for herein shall continue after Employee has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of Employee.
13.BINDING EFFECT
This Agreement shall inure to the benefit of and be binding upon each of Parent and each of the Companies and their respective successors and assigns. Each of Parent and the Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent or the Companies would be required to perform it if no such succession had taken place or with or into which Parent or the Companies may consolidate or merge. Employee agrees that this Agreement is personal to him and may not be assigned by him otherwise than by will or laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.
14.MISCELLANEOUS
(a)If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
(b)This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby shall be construed and enforced in accordance with the laws of New York applicable to contracts made and fully to be performed therein, and without giving effect to any rules of conflicts of law.
(c)    All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be given or made when (i) delivered personally; (ii) three (3) business days following mailing by first class postage prepaid, registered or certified mail, return receipt requested, to the party to be notified at its or his address set forth herein; or (iii) on the first business day immediately succeeding delivery to an express overnight carrier for the next business day delivery.

(d)This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the parties shall deliver such further instruments and take such further action as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement. This Agreement together with the Mandatory Arbitration Agreement dated July 10, 2006 (which Mandatory Arbitration Agreement shall survive and continue), represents the entire understanding of the parties with reference to the subject matter hereof, and neither this Agreement nor any provisions hereof may be modified, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of any waiver, charge, discharge or termination is sought. Any waiver by either party of a breach of any provision of this Agreement must be in writing and no waiver of a particular breach shall operate as or be construed as waiver of any subsequent breach thereof.
(e)By signing this Agreement, Employee agrees that Employee is represented by counsel, has carefully considered the dispute resolution procedures, believe them to be fair, and that to the extent the dispute resolution provisions are inconsistent with JAMS minimum standards, Employee will follow the terms of the provisions in this Agreement and not the JAMS minimum standards. This agreement to follow the provisions of this Agreement rather than the minimum standards is severable from the balance of the dispute resolution provisions should either a Court or JAMS find it unenforceable.
15. SECTION 409A
This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Employee and the Parent or any of the Companies shall have no liability to the Employee with respect to any penalties that might be imposed on the Employee by Code Section 409A for any failure of this Agreement or otherwise. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Employee’s “termination” or “termination of employment” shall mean the Employee’s “separation from service” as defined in Code Section 409A from the Parent and all entities with whom the Parent would be treated as a single employer for purposes of Code Section 409A. In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. To the extent any expense reimbursement or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A, such reimbursement shall be paid as soon as administratively practicable, but in no event later than the last day of the taxable year following the taxable year in which the expense was incurred and the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The Parent may, in its sole discretion, accelerate any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code as permitted by Treasury Regulation 1.409A-3(j)(4).
16. COSTS OF ENFORCEMENT
In the event that the Employee incurs any costs or expenses, including attorneys’ fees, in the enforcement of the Employee’s rights under this Agreement then, unless the Parent or any of the Companies is wholly successful in defending against the enforcement of such rights, the Parent or any of the Companies shall promptly pay to the Employee all such costs and expenses. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Employee’s enforcement claims, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.

17.    NO MITIGATION OR OFFSET
Except as otherwise provided in this Agreement, in the event of any termination of the Employee’s employment, the Employee shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee pursuant to this Agreement. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee or benefit provided to the Employee as the result of employment by another employer or otherwise. The amounts payable under this Agreement shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Parent or any of the Companies may have against the Employee.
18.    NPC Employment Agreement Claim
In the event that Employee's prior employer, or an entity claiming through it, brings suit under restrictive covenants contained in Employee’s employment agreement or other agreement with NPC Quality Burgers Inc. or its affiliates, Parent agrees to a joint defense of such suit, paying all fees and expenses and retaining sole strategy and settlement authority while accepting and considering good faith input from Employee. If Parent determines that it must terminate Employee to resolve any such litigation, it will treat the termination as a termination for Good Reason. Employee may choose to fund his own defense and determine his own strategy. However, in the event Employee is bound by an undisclosed document he executed, and such document is raised in any such litigation, Parent may, at its option, refuse to defend the action or terminate Employee for Cause.

**BALANCE OF PAGE INTENTIONALLY LEFT BLANK **
**SIGNATURE PAGE TO FOLLOW **

IN WITNESS WHEREOF, the parties hereto have executed and have caused this Employment Agreement to be executed as of the date first written above.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Gerald J. DiGenova
Name:	Gerald J. DiGenova
Title:	Vice President Human Resources

/s/ Carl Hauch
CARL HAUCH

Exhibit A
Mandatory Arbitration Program
AGREEMENT FOR RESOLUTION OF DISPUTES PURSUANT TO BINDING
ARBITRATION
Arbitration is an alternative to litigation that provides employers and employees with an efficient way to resolve disputes. Arbitration is similar to litigation, but is conducted outside of the court system, using an arbitrator instead of a judge or jury to resolve a dispute. Carrols Corporation ("Carrols") has established a mandatory arbitration program ("the Mandatory Arbitration Program" or "MAP") in an effort to resolve disputes between Carrols and its employees in an efficient manner. Carrols pays for the arbitrator and the forum, but you are responsible for costs that you would otherwise incur going to court, such as attorneys' fees.
Under this arbitration program, which is a required condition of your employment, Carrols and you agree that any dispute arising under or related to your employment or this Agreement, including questions of arbitrability, shall be resolved by binding arbitration before JAMS, an independent national arbitration association, in accordance with the employment arbitration rules of JAMS. Disputes subject to this agreement include all claims for money or other relief relating to your employment, even claims relating to events occurring outside the scope of your employment, but logically related to your employment ("Claims"). Carrols desires a fair process and the arbitration will meet the standards set by JAMS (the "Procedural Standards") designed to ensure an employee a fair hearing, including the selection of an independent, neutral arbitrator who has no relationship to Carrols or its management.
To start the arbitration process, Carrols or you may send a written request for arbitration and the filing fee to JAMS at 620 Eighth Avenue, 34th Floor, New York, New York 10018, or to any other JAMS location (which can be found at www.jamsadr.com or by calling JAMS at (800) 352-5267), by U.S. mail or reputable overnight delivery service. A copy of the request must also be sent to Legal Department, 968 James Street, Syracuse, New York 13217-6969 by U.S. mail, reputable overnight delivery service, or email at crglegal@carrols.com. The only cost to you for filing is the JAMS filing fee, and Carrols will reimburse you 50% of any JAMS filing fee once you provide proof of payment to Carrols by any method identified in the previous sentence.
JAMS will select a location for the arbitration, according to its Procedural Standards, that will be convenient for you. An arbitrator will be selected and govern the process, ultimately issuing a final and binding arbitration award.
As a part of MAP, you agree to file one arbitration that includes all of your Claims and joins all known Claims. Further, you also agree that any action you bring shall be individually on your own

Exhibit A Continued

behalf and that you expressly waive the right to bring a Claim on a class or collective basis. The arbitrator shall not have the authority to form a class or proceed on a collective basis.
Under the MAP, Carrols and you agree to arbitrate any and all Claims that either party may have against the other party arising out of or relating to your employment with Carrols directly or indirectly, including but not limited to Claims relating or referring in any manner, directly or indirectly, to:
•Title VII of the Civil Rights Act of 1964 and similar state statutes; Federal Age Discrimination Employment Act and similar state statutes;
•Whistleblower provisions of state or federal law or state or federal regulations; Personal or emotional injury to you resulting from your employment, including claims that you bring personally but are based on injuries to other family members;
•Federal Fair Labor Standards Act or similar state statutes; Family and Medical Leave Act or similar state statutes; Americans with Disabilities Act or similar state statutes;
•Physical, mental and emotional injuries you believe are attributable to Carrols under theories of product liability, tort law, defamation, invasion of privacy, strict liability, intentional wrongdoing, gross negligence, negligence, or respondeat superior;
•Actions or omissions of third parties you attribute to Carrols;
•Employee Retirement Income Security Act tort claims brought pursuant to actual or alleged exceptions to the exclusive remedy provisions of state workers compensation laws;
•Federal and state antitrust law;
•Issues regarding benefits, insurance, bonuses or wages; Contracts between you and Carrols;
•Pensions
•Federal, state, local, or municipal regulations, ordinances, or orders;
•Any common law or statutory law issues relating to discrimination by sex, race, national origin, sexual orientation, family or marital status, disability, weight, dress, or religion; and
•Wrongful retaliation of any type, including retaliation related to workers compensation laws or employee injury benefit plan actionable at law or equity. Scheduling
•Issues relating to collection of personal or biometric information

Exhibit A Continued
•Privacy claims relating to actual or alleged release of personal or financial information (data breaches)
•Claims that relate to your employment but that you contend are outside the scope of your employment, beyond your job responsibilities, or occurred away from your usual workplace.
The MAP does not include claims you may have under workers compensation laws or an employee injury benefit plan.
The MAP extends to Claims against Carrols' officers, directors, members, managers, employees, present and future direct and indirect parent companies, present and future direct and indirect subsidiaries, present and future direct and indirect affiliates and their respective owners, officers, directors, members, managers, employees, attorneys and agents, as well as to any dispute you have with any other entity owned or operated by Carrols Corporation. Nothing in this Agreement precludes you from participating in proceedings to adjudicate unfair labor practice charges before the National Labor Relations Board, from filing a claim with the Equal Employment Opportunity Commission or any state and local human rights agencies, or from participating in any federal, state or local government agency investigation or administrative charge.
EMPLOYEE ACKNOWLEDGEMENT
By signing below, you acknowledge that you are agreeing to have Claims, as described above, finally decided in private arbitration and not in court, and that you are expressly waiving your right to a jury. You acknowledge that you have read and understand this agreement; that you have had an opportunity to ask questions regarding the agreement; and that any questions have been satisfactorily answered. You understand that this arbitration agreement does not enlarge or expand your exclusive remedies under either workers compensation law or an employee injury benefit plan and that such claims are not covered by this clause. You also agree you have been told that JAMS' rules for arbitration, JAMS' minimum standards for fairness in employment arbitration, and other information about JAMS are available at www.jamsadr.com, by calling JAMS at (800) 352-5267, or upon request from a manager at the location where you work.
AGREED AND UNDERSTOOD
____________________________________
Employee Signature

______________________
Date

Exhibit B
Release
    WHEREAS, ________________ (the “Executive”) is a party to an Agreement dated as of __________, 20__ (the “Agreement”) by and among the Executive, CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”) requiring the Parent to provide the Executive with severance payments and benefits following the termination of the Executive’s employment with the Parent, CARROLS HOLDCO INC., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Holdco”) and CARROLS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Holdco (the “Company”), any subsidiary or affiliate of the Parent, Holdco or the Company, and their successors and assigns (collectively, the “Companies”) under certain circumstances; and
    WHEREAS, the Executive’s employment with the Companies has terminated; and
    WHEREAS, it is a condition to the Parent’s obligations under the Agreement that the Executive execute and deliver this Release to the Parent.
    NOW, THEREFORE, in consideration of the receipt by the Executive of the severance payments and benefits under the Agreement, which constitute a material inducement to enter into this Release, the Executive intending to be legally bound hereby agrees as follows:
    1.    Subject to paragraph 2 of this Release, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Executive irrevocably and unconditionally releases the Companies and their owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Executive’s employment with any of the Companies and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief,

Exhibit B Continued
whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Executive, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against any of the Companies and/or any Related Person.
    2.    Notwithstanding anything contained herein to the contrary, the Executive is not releasing the Companies from any of the Companies’ obligations (a) under the Agreement or any employee benefit plan of any of the Companies, (b) to provide the Executive with insurance coverage defense and/or indemnification as an officer or director of any of the Companies, if applicable to Executive, to the extent generally made available at the date of termination to the Companies’ officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, (c) in respect of the Executive’s rights under the Parent’s 2016 Stock Incentive Plan, as amended (or any subsequent stock incentive plan of Parent), or (d) in respect of the Executive’s rights under any equity awards agreements with any of the Companies pursuant to the Parent's 2016 Stock Incentive Plan, as amended (or any subsequent stock incentive plan of Parent).
    3.    The Executive specifically acknowledges and agrees that: (a) the Executive has read and understands this Release and signs it voluntarily and without coercion; (b) the Executive has been given an opportunity of twenty-one (21) days to consider this Release; (c) the Executive has been encouraged by the Parent to discuss fully the terms of this Release with legal counsel of the Executive’s own choosing; and (d)for a period of seven (7) days following the Executive’s signing of this Release, the Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.
    4.    If the Executive elects to revoke this Release within this seven-day period, the Executive must inform the Parent by delivering a written notice of revocation to the Chief Executive Officer of the Parent at 968 James Street, Syracuse, New York 13203 no later than 11:59 p.m. on the seventh calendar day after the date the Executive signs this Release. The Executive understands that, if the Executive elects to exercise this revocation right, this Release shall be voided in its entirety at the election of the Parent and the Parent shall be relieved of all obligations to provide the severance payments and benefits which are contingent on the execution of this Release.
    5.    The Executive acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the Age Discrimination in Employment Act (the "ADEA"). If the Executive does not revoke this Release occurs under paragraph 4 of this Release, the Executive

Exhibit B Continued
understands that the Executive’s waiver of rights under the ADEA shall become effective seven days from the date the Executive executes this Release.

    IN WITNESS WHEREOF, the undersigned has executed this Release on the ___ day of ______________, 20__.

State of      ______________________)
County of     ______________________) ss.:
     On the _____ day of ________________ in the year 20____ before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
 _________________________________________________
Notary Public

Exhibit C
Restricted Stock Inducement Award Agreement
CARROLS RESTAURANT GROUP, INC.
RESTRICTED STOCK INDUCEMENT AWARD AGREEMENT
CARROLS RESTAURANT GROUP, INC. (the “Company”) hereby grants to Carl Hauch (the “Participant”) in accordance with and subject to the terms and conditions of this Restricted Stock Inducement Award Agreement (the “Agreement”) dated as of , 2021, a Restricted Stock Inducement Award (the “Award”), pursuant to and evidencing the grant thereof by the Compensation Committee of the Board of Directors of the Company on , 2021 (the “Award Date”) of 250,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”). The Award is granted outside of the terms of the Company's 2016 Stock Incentive Plan, as amended (the "Plan") and the share reserve thereunder, as an inducement award pursuant to NASDAQ Listing Rule 5635(c)(4). Subject to the terms and conditions herein, the Award will otherwise be subject to the terms and conditions set forth in the Plan (as amended from time to time as permitted by the Plan) and will be governed as if it has been granted under the Plan. The terms and conditions herein may be amended by the Committee as permitted by the Plan. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

1.Restrictions. Subject to Sections 4, 5, 6, 7, and 10 below, the Award shall vest as follows: (i) 34% of the Shares shall vest on the first anniversary of the Award Date, (ii) an additional 33% of the Shares shall vest on the second anniversary of the Award Date and (iii) an additional 33% of the Shares shall vest on the third anniversary of the Award Date, provided that, on each such vesting date in subclauses (i), (ii) and (iii) in this Section 1, the Participant has continuously remained in the active employment of the Company or an Affiliate of the Company.

2.Voting and Dividend Rights. Upon issuance of the certificate or certificates for the Shares in the name of the Participant with physical share certificates or in book entry format, the Participant shall thereupon be a shareholder with respect to all the Shares represented by such certificate or certificates and shall have the rights of a shareholder with respect to such Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares. Dividends, if any, declared by the Company during a calendar year with respect to such Shares shall be paid to the Participant no later than the end of the calendar year in which the dividends are declared, or, if later, the fifteenth (15th) day of the third (3rd) month following the date such dividends are declared.

3.Transfer Restrictions; Forfeitures. This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.

Exhibit C Continued
4.Termination of Employment or Provision of Services by Death or Disability. If the Participant’s employment with or provision of services for the Company or an Affiliate of the Company terminates by reason of death or Disability, any restrictions applicable to Shares underlying the Award shall lapse and such Shares shall become fully vested.

5.Involuntary Termination of Employment or Provision of Services for Cause. If the Participant's employment with or provision of services for the Company or an Affiliate of the Company involuntarily terminates for Cause, any Shares that are unvested at the time of such termination shall be immediately forfeited to the Company.
6.Involuntary Termination of Employment or Provision of Services Without Cause. If the Participant’s employment with or provision of services for the Company or an Affiliate of the Company terminates involuntarily without Cause and for any reason other than death or Disability, any restrictions applicable to Shares underlying the Award shall lapse and such Shares shall become fully vested.

7.Voluntary Termination by Participant of Employment or Provision of Services. If the Participant’s employment or provision of services for the Company or an Affiliate of the Company is voluntarily terminated by the Participant for any reason other than death or Disability, any Shares that are unvested at the time of such termination shall be immediately forfeited to the Company.

8.Taxes. In general, when the Shares vest and the restrictions lapse, the Participant receives ordinary income equal to the fair market value of the vested Shares, unless the Participant elects within 30 days of the Award Date, to include in his or her gross income for the year in which the Award Date occurs, the fair market value of the Shares at the Award Date (an “83(b) election”). A Participant should consult his or her own tax advisor for information concerning the tax consequences of the grant of an Award or lapse of restrictions with respect to the Shares.

9.Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock. A Participant should consult his or her own tax advisor for more information concerning the tax consequences of the grant of an Award.

Exhibit C Continued
10.Change in Control. Pursuant to Section 10 of the Plan, upon any Change in Control as provided under the Plan, any restrictions applicable to Shares covered hereunder shall lapse and such Shares shall become free of restrictions and fully vested and transferable and shall be otherwise subject to the Plan.

11.Issuance of Shares. The Shares will be initially evidenced by a book entry record maintained by the Company’s transfer agent. Once the Shares have vested, physical share certificates (less those needed for withholding taxes) may be issued upon the Participant’s written request to the transfer agent or Administrator. The Company may place on the certificates representing the Shares such legend or legends as the Company may deem appropriate and the Company may place a stop transfer order with respect to such Shares with the transfer agent(s) for the Shares.

12.Effect of Amendment of Plan. No discontinuation, modification, or amendment of the Plan may, without the express written consent of the Participant, adversely affect the rights of the Participant under this Award, except as expressly provided under the Plan. This Agreement may be amended as provided under the Plan, but except as provided thereunder any such amendment shall not adversely affect Participant’s rights hereunder without Participant’s consent.

13.No Limitation on Rights of the Company. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

14.Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement. The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Participants make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

15.Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment, and the terms of employment of the Participant or other relationship of the Participant with the Company or any of its subsidiaries or affiliates shall not be affected in any way by this Agreement except as specifically provided herein. The

Exhibit C Continued
execution of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company or any of its subsidiaries or affiliates, nor shall it interfere with the right of the Company or any of its subsidiaries or affiliates to discharge the Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

16.Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.

17.Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.

18.No Rights to Continued Employment. Nothing contained in the Plan shall give the Participant the right to be retained in the employment or service of the Company or any of its subsidiaries or affiliates or affect the right of any such employer to terminate the Participant. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of determining the Participant’s termination indemnity, severance pay, retirement or pension payment, or any other employee benefits, except to the extent required under applicable law.

19.Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of this Agreement and of the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator, Company, its Board of Directors or the Committee upon any questions arising under this Agreement or the Plan.

20.Incorporation by Reference; Plan Document Receipt; Definitions. The Award is granted outside of the terms of the Plan and the share reserve thereunder, as an inducement award pursuant to NASDAQ Listing Rule 5635(c)(4). Subject to the terms and conditions herein, the Award will otherwise be subject to the terms and conditions set forth in the Plan (as amended from time to time as permitted by the Plan) and will be governed as if it has been granted under the Plan. The terms and conditions conditioned herein may be amended by the Committee as permitted by the Plan. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Agreement shall govern.

21.Counterparts. This Agreement may be executed in any number of counterparts,

Exhibit C Continued
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

Exhibit C Continued

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CARROLS RESTAURANT GROUP, INC.

By:
Name:
Title:

PARTICIPANT:

CARL HAUCH